Exhibit 10.3

ENGELHARD CORPORATION
SALARY CONTINUATION POLICY

(POLICY 3.11A)

I. Purpose and Objective

This Salary Continuation Policy (“Policy”) is intended to provide salary continuation and modified benefits to eligible, non-excluded employees of Engelhard Corporation (hereinafter “Engelhard” or “Company”) whose employment is involuntarily terminated in certain circumstances during the period that the terms of this Policy are in effect. This Policy is effective November 1, 2005 and replaces and supersedes the Salary Continuation Policy, which was effective September 1, 2004. (The September 1, 2004 Salary Continuation Policy is hereby terminated.)

Any otherwise eligible, non-excluded employee who either (1) was terminated from active employment prior to November 1, 2005, or (2) is receiving payments from the Salary Continuation Policy which was effective September 1, 2004 will continue to receive salary and other benefits under the terms of the September 1, 2004 Salary Continuation Policy, but will not qualify for any benefits under this Policy.

II. Eligibility

Only those employees who meet all the criteria set forth in this Paragraph II will be considered as eligible for salary continuation. Subject to Paragraph III of this Policy, a U.S.-based, full-time regular non-represented, salaried or hourly-paid employee is eligible under this Policy, provided such employee:

1.
has his/her employment involuntarily terminated during the period that the terms of this Policy are in effect (a) because of lack of work, reduction in force, or elimination of a department or (b) because of performance or other work related deficiencies; and

2.	is not subject to any of the Exclusions contained in Paragraph IV; and

3.
executes, prior to receiving any salary continuation payments under this Policy, the applicable termination agreement, including a covenant not to sue and a release in favor of Engelhard and any affiliated predecessor or successor company covering any claim, lawsuit or cause of action with respect to any matters, known or unknown, existing as of the date the agreement is signed, including any claims of discrimination, notification of any plant or business closing or employee layoff and/or breach of express or implied condition of employment during the time of employment or in connection with his or her termination of employment. Such applicable termination agreement must be in such form as approved by Engelhard and must be executed and delivered within a reasonable time as specified by Engelhard; and

4.
executes, prior to receiving any salary continuation payments under this Policy, Engelhard Corporation Policies of Business Conduct certification form. The certification form would be the most recent version in use by Engelhard and must be executed and delivered within a reasonable time as specified by Engelhard; and

5.
is employed by Engelhard, or is employed by a wholly-owned subsidiary of Engelhard whose employees are covered by this Salary Continuation Policy pursuant to a decision by Engelhard made in accordance with Paragraph XI of this Policy.

Any individual designated by the Company as an independent contractor, consultant, or temporary employee is excluded from any and all benefits under this Policy.

III. Preferential Rehire Option

Certain Employees described in Paragraph III (A) scheduled to be involuntarily terminated during the period that the terms of this Policy are in effect because of lack of work, reduction in force, or elimination of a department affected by a layoff, may, depending on the needs of the business, be given the option of (i) electing the benefits outlined in this Policy or (ii) waiving any right to these benefits for the opportunity to be considered for re-hire within a twelve (12) month period following separation from employment (Preferential Rehire Option or PRO).

It is within Management’s discretion to determine if, when and to whom the PRO will be offered within the eligible group as defined in Paragraph III(A)(1) and (2).

A. Eligibility

1.	Only non-represented, non-exempt salaried or hourly front line production and maintenance employees may be offered the opportunity to elect to take the PRO option.

2.	Employees in these classifications who have received a “Needs Improvement” on their most recent performance appraisal will not be eligible for the PRO.

3.	Employees not in the classifications described in III(A)(1) are not eligible for the PRO.

B. Terms

1.	Eligible employees electing the PRO will receive early consideration for re-hire into any position for which they are qualified and eligible.

2.	Business need, prior job performance and skill sets will be factors used by the Company to determine the order in which eligible employees may be offered re-hire.

3.	Preferential rehire status will continue for twelve (12) months from the date the layoff commenced.

C. Procedure

1.	Eligible employees will receive a notice of layoff and a General Release and Waiver of Rights containing an election option.

2.	Eligible employees must complete and return the General Release and Waiver of Rights to Human Resource Department by a date certain.

3.
Eligible employees, who elect to take salary continuation benefits in lieu of the PRO, will be subject to all of the terms and conditions of this Salary Continuation Policy, including the eligibility requirements of Paragraph II.

4.
Eligible employees who elect the PRO will be required to abide by the terms of the General Release and Waiver of Rights which includes waiving any rights to Salary Continuation benefits under this Policy, and a covenant not to sue and a release in favor of Engelhard and any affiliated predecessor or successor company covering any claim, lawsuit or cause of action with respect to any matters, known or unknown, existing as of the date the agreement is signed, including any claims of discrimination, notification of any plant or business closing or employee layoff and/or breach of express or implied condition of employment during the time of employment or in connection with his or her termination of employment. Such applicable termination agreement must be in such form as approved by Engelhard and must be executed and delivered within a time specified by Engelhard.

D. Termination of Preferential Rehire Option

Preferential rehire rights will terminate when an eligible employee:

1.
Exceeds 12 months from commencement of PRO without being rehired by the Company. At the end of the 12 month period, the Company will provide employees who have not been rehired a lump sum payment as follows: two weeks’ base salary for employees with credited service of six (6) months or less; or one weeks’ base salary for each completed year of credited service of more than six (6) months but less than twenty-five (25) years; or fifty-two weeks’ base salary for credited service of twenty-five (25) years or more. Please note: Employees who elect PRO will not accrue credited service for any purpose during the period of the PRO.

2.	Resigns or retires from Company employment.

3.	Does not return to work when recalled; or

4.	Refuses a rehire offer.

Any eligible employee whose preferential rehire rights have terminated pursuant to Paragraph III(D)(2), (3) or (4) of this Policy will not be eligible for a lump sum payment or any other payment pursuant to this Policy.

IV. Exclusions

An employee shall be excluded from the receipt of any Salary Continuation and benefits under this Policy if such employee either (i) resigns, (ii) dies, (iii) retires, (iv) transfers from a non-represented position to a represented position, (v) is terminated for:

•	violating any Company policy,
•	failing to perform job requirements without consistent demonstrable attempts to achieve them,
•
a substantive lapse in procedures (including procedures with respect to safety and environmental), which results in actual or significant potential injury to any person or damage to property to the extent the Company deems it to be substantial,

•
engaging in any conduct amounting to fraud, dishonesty, negligence, willful misconduct, insubordination, excessive tardiness or absence from work, revealing trade secrets or confidential information of the Company, or any other conduct contrary to the interest of the Company,

(vi) has a written employment contract, (vii) is offered a comparable position with the Company, its subsidiaries or affiliates at the same location or at a significantly different location in the same general geographic area, (viii) is offered immediate employment by an acquiring company at substantially the same or greater base salary, (ix) is not working because operations have been limited, interrupted or suspended due to a strike, work stoppage or slowdown, civil disturbance or other circumstance beyond the Company’s reasonable control, (x) is terminated at a time when the terms of this Policy are no longer in effect, (xi) is terminated under any otherwise eligible circumstances which are determined to constitute a special situation for which the Company, in its discretion, deems necessary and/or are reasonable to establish a separate salary continuation or severance policy applicable to that situation only, (xii) receives payment of salary continuation or other benefits under the Engelhard Salary Continuation Policy effective April 1, 1996, (xiii) pursuant to Paragraph III, elects to be placed on a preferential rehire list and waive benefits under this Policy.

If an eligible employee accepts an immediate offer of employment from an acquiring company while the terms of this Policy are in effect at substantially the same or greater base salary and is thereafter terminated by the acquiring company within six months after the acquisition under conditions which, if such employee had been terminated by Engelhard, this Policy would otherwise have applied, Engelhard will pay base salary to such employee under this Policy based upon the employee’s Credited Service and base salary at the time of prior termination of employment with Engelhard, provided that the value of any severance or other termination benefits paid by the acquiring company shall operate to reduce on a dollar-for-dollar basis any such Salary Continuation under this Policy. Any Salary Continuation paid pursuant to this Paragraph shall be paid in a lump sum and notwithstanding Paragraph IX of this Policy, no employee benefits shall be paid or provided to employees who receive Salary Continuation pursuant to this Paragraph.

V.  Salary Continuation Benefits

Salary Continuation is primarily continued salary in lieu of active employment for a pre-determined period based on Credited Service, during which period most employee benefits, including participation in the Retirement Income Plan and Salary Deferral Savings Plan, are continued.

The eligibility of any employee for Salary Continuation hereunder, as well as the amount of the Salary Continuation which may be paid, will be determined by the terms of this Policy as in effect at the time of the commencement of the Salary Continuation. For all purposes, an employee’s employment with Engelhard will be deemed terminated as of the end of the Salary Continuation period. No employee shall have any rights under or with respect to the benefits provided by this Policy except to the extent that its provisions are in effect on the date of the commencement of the Salary Continuation.

The maximum amount of Salary Continuation that an eligible, non-excluded employee may be paid shall be based upon the amount of Credited Service that the employee has accumulated at the time his/her salary continuation commences. “Credited Service”, as used in this Policy, shall have the same definition as under Paragraph 3.6 of the Retirement Income Plan for Salaried Employees of Engelhard Corporation, as amended and restated as of January 1, 2001.

The Salary Continuation schedule for all eligible, non-excluded employees who are involuntarily terminated because of lack of work, reduction in force or elimination of a department is as follows:

1.	Credited Service of six (6) months or less:

Two weeks’ base salary.

2.	Credited Service of more than six (6) months but less than twenty-five (25) years:

Four (4) weeks’ base salary, plus one (1) week’s base salary for each completed year of Credited Service.

3.	Credited Service of twenty-five (25) years or more:

Fifty-two (52) weeks’ base salary total.

The amount of Salary Continuation for eligible, non-excluded employees involuntarily terminated because of performance or work related deficiencies (see Paragraph II(1)(b)), which do not constitute an Exclusion as defined in Paragraph IV, will be within the sole discretion of the Company based on the circumstances of each case, provided that the amount of Salary Continuation paid will not exceed the schedule set forth above.

For purposes of this Paragraph V, one week’s base salary for salaried employees not paid on a weekly basis shall be determined by dividing the eligible employee’s annual base salary by fifty-two (52) and one week’s base salary for hourly paid employees shall be determined by multiplying the eligible employee’s base hourly rate by forty (40).

VI. Payment of Salary Continuation

Eligible, non-excluded employees will receive Salary Continuation in payments according to the regular payroll schedule. During the Salary Continuation period determined pursuant to Paragraph V hereof (the “Salary Continuation period”), (1) the employee will continue to be treated as an employee, (2) the employee will be expected to periodically report in or call in to the Company and be required to perform such services as the Company may request, and (3) the employee’s benefits will generally continue during the Salary Continuation period (see Paragraph IX below).

VII. Termination/Re-Employment

The employee’s employment with Engelhard normally will terminate at the conclusion of the Salary Continuation period, unless the employee is returned to full-time active service at the conclusion of the Salary Continuation period.

An employee who has received Salary Continuation benefits may not re-apply for employment with Engelhard. This provision may be waived by the Company.

VIII. Termination of Salary Continuation

Salary Continuation and benefits shall terminate upon the occurrence of one or more of the following conditions:

•	When maximum payments have been made pursuant to this Policy;
•	When the Company determines that the employee has acted or is acting contrary to the Company’s interest;
•	When the employee returns to full-time service with the Company or any of its subsidiaries or affiliates;
•	When the employee dies;
•	When the employee fails to report in or call in to the Company or fails to perform such services as the Company may request; or
•	When the employee fails to cooperate in any internal investigations or interviews arising after the employee’s last day of active service and during the period of salary continuation.

In the event that an employee commences other employment during the Salary Continuation period, the employee’s employment and benefits with the Company will be terminated and any remaining Salary Continuation benefits that are due will be paid in a lump sum and no further payments shall be owed.

IX. Other Employee Benefits

Group term life insurance, business travel accident insurance, group health care (medical and dental), participation in the Retirement Income Plan (pension) and, if applicable, participation in the flexible spending accounts and in the Salary Deferral Savings Plan will remain in effect during the Salary Continuation period in accordance with the terms of the applicable benefit plans. Long-term disability coverage will end at the time of the commencement of Salary Continuation. Vacation will not accrue during the Salary Continuation period in accordance with the terms of the applicable vacation policy.

Notwithstanding anything in this Policy to the contrary, in no event will any employee benefit continue beyond the date at which the employee commences other employment.

X. Miscellaneous

This Policy provides for salary continuation payments to the employee, which are generally greater than any severance, or salary continuation payments required by local law. In such circumstances, the payment made hereunder shall be deemed to include and fully satisfy all applicable legal requirements for such payments.

The right of interest of each eligible employee under this Policy shall not be assignable or transferable, in whole or in part.

XI. Administration and Procedure

The Sponsor of this Policy (as well as the Plan Administrator) is the Company and the Plan Sponsor’s employer identification number is 22-1586002. The plan number assigned to the policy is 531.

The Policy is an employee welfare benefit plan providing salary continuation and benefits as described in this Policy document. All benefits under the Policy will be paid directly by the Company from its general assets, and the rights of an eligible employee to any benefits hereunder shall not be superior to those of an unsecured general creditor of the Company. The Policy shall operate on a calendar year basis for purposes of maintaining its fiscal records and reporting under the Employee Retirement Income Security Act of 1974, as amended.

Except as set forth in the next succeeding paragraph, (i) this Policy is not a contract and (ii) the Company reserves the sole and exclusive right to terminate, suspend, revoke, withdraw, amend or modify the Salary Continuation schedule and any other provisions of this Policy at any time by (1) resolution of the Company’s Board of Directors, (2) resolution of the Company’s Pension and Employee Benefit Plans Committee or (3) written direction of the Company’s Vice President of Human Resources, as hereinafter described. In the event that there is a contradiction between action taken by two or more of the three entities with the foregoing authority, a resolution of the Company’s Board of Directors shall supersede action by the remaining two entities and a resolution of the Company’s Pension and Employee Benefit Plans Committee shall take precedence over written direction of the Company’s Vice President of Human Resources. The Company also reserves the sole and exclusive right to determine in each instance whether an exclusion from eligibility by virtue of special circumstances should exist.

Notwithstanding any provision of this Salary Continuation Policy to the contrary, during any period beginning on the date of a Change of Control (as defined in the Engelhard Corporation 2002 Long Term Incentive Plan, as in effect on January 20, 2006) and ending on December 31, 2007, this Policy may not be terminated, suspended, revoked, withdrawn, amended or modified in a manner that adversely affects the rights of any employee of the Company without the prior written consent of the employee, and during such period any statement in the Salary Continuation Policy that the Policy is not a contract shall not apply.

All claims and disputes arising out of or relating to this Policy shall be processed and determined as follows:

If an employee does not receive a benefit to which he believes he is entitled under this Policy, or if he believes that he is entitled to a greater benefit than was approved, he must, within sixty (60) days following the termination of his employment, file a written claim setting forth the details of the claim with the Plan Administrator. The Plan Administrator or its designees shall investigate the claim and shall render a written decision with respect thereto, which shall be furnished to the employee within sixty (60) days from the date upon which the claim is received. If the claim is denied, the written decision shall specify the reasons for the denial (including the pertinent Policy provisions upon which the denial is based) and any additional material needed from the employee in order to perfect his claim, as well as an explanation of how the employee may obtain a further review.

Such further review will be heard by the Pension and Employee Benefit Plans Administrative Committee (“Committee”) which shall be comprised of employees of Engelhard as designated by the Pension and Employee Benefit Plans Committee of the Board of Directors of the Company. The Committee shall have the sole and exclusive right to interpret the terms and provisions of the Policy and to determine any and all questions arising under this Policy or in connection with the administration thereof, including without limitation the right to remedy or resolve possible ambiguities, inconsistencies or omissions. The decisions, interpretations and determinations of the Committee in resolving claims and otherwise administering the Policy shall be final, conclusive and binding on all persons.

To obtain a review by the Committee, the employee must, within sixty (60) days following the receipt of written notice that a claim has been denied, send a request for such review in writing to the Committee. The request must set forth the reasons why the employee believes the denial was erroneous and describe whatever evidence the employee believes supports his position. If the employee or his representative wishes to examine any Company documents, the request must so state and specify the documents requested. If the request is relevant and if the Committee deems it appropriate to conduct an evidentiary or other hearing with respect to the claim, it will so inform the Company and the employee or his representative, and such hearing will be held at a time and place and in the manner specified by the Committee.

Within sixty (60) days (or, if warranted by special circumstances, one hundred twenty (120) days) following a request for review, the Committee shall render its written decision with respect thereto specifying the reasons for the decision, including the pertinent Policy provisions upon which it is based. If such decision is delayed beyond 60 days because of special circumstances, written notice of the extension shall be furnished to the claimant by the Committee prior to the commencement of the extension.